FOR IMMEDIATE RELEASE

May  15, 2009

The Castle Group, Inc. Announces New Resort Rental Management Contracts at 4 Properties

and Financial Results for First Quarter of 2009

•

Castle Takes over resort rental management of 1 property on Molokai and 3 on Kauai

•

EBITDA of $58,092 recorded in the first quarter

Honolulu, Hawaii – The Castle Group, Inc. (OTCBB: CAGU) holding company for Castle Resorts & Hotels, today announced that it had secured new resort rental management contracts for four properties on Molokai and Kauai as well as financial results for the first quarter of 2009.

The Company assumed resort rental management of 4 new properties last week:  the Molokai Shores on Molokai, and the Pali Ke Kua, Puu Poa and Hale Moi Cottages in Princeville, Kauai. These properties were formerly managed by Marc Resorts.

“The substantially weaker demand for travel in our key markets over the past 12 months has clearly been reflected n the revenue numbers.” said Rick Wall, Chairman, and CEO of the Castle Group Inc.,  “On the other hand, these circumstances also create opportunities for us to solidify our position in these markets as property owners seek to optimize management of their properties during the lean times.”

Alan Mattson, President, and Chief Operating Officer of The Castle Group, said, “The first quarter results reflect the realities of today’s travel marketplace.  I am proud of the hard work our team has put forward to respond to this new paradigm. Generating a nearly break even quarter despite the substantial change in revenues as compared to last year is an outstanding achievement.”

First Quarter 2009 Financial Highlights

Total revenues for the quarter ended March 31, 2009, decreased approximately 33% to $4.0 million, compared to $6.0 million in 2008.

Castle reported Earnings before Interest, Taxes, Depreciation, and Foreign Currency Adjustment of $58,092 in the first quarter of 2009 compared to $329,203 in the same period last year.

On a GAAP basis, the Net Loss for the first quarter totaled $47,623 as compared to a Net Income of $99,658 in the year-earlier period.

Non-GAAP Measures

This press release reports EBITDA, a measure not in accordance with U.S.  Generally Accepted Accounting Principles (“GAAP”), which reflects the Company’s earnings without the effect of depreciation, interest income or expense, taxes or foreign exchange gains or losses. Castle’s management believes that in many ways it is a good alternative indicator of the Company’s financial performance as it removes the effects of non-cash depreciation and amortization of assets as well as the fluctuations of  the carrying costs of assets in foreign countries as well as interest costs based on the Company’s borrowing history and increases and decreases in tax expense brought about by changes in the provision for future tax effects rather than current income. A reconciliation of EBITDA with GAAP Net Income (Loss) is shown below.

Comparison of Net Income to EBITDA:
	For the Three Months Ended March 31,
	2009	2008

Net Income (Loss)	$(47,623)	$ 99,658

Add Back:
Income Taxes	81,576	67,309
Net interest expense	47,630	105,946
Depreciation	41,211	56,290
Subtract:
Foreign Exchange Gain	(64,702)

EBITDA-	$ 58,092	$ 329,203

About The Castle Group, Inc.

Headquartered in Honolulu, The Castle Group, Inc. provides management and related hospitality services to hotel and resort condominiums under the trade name “Castle Resorts & Hotels.”  Since 1993, Castle’s geographic presence has expanded from the Hawaiian Islands to additional markets throughout the Asia/Pacific region, including Guam, Saipan, Thailand, and New Zealand.  Castle’s services include pre-opening technical services, customized hotel and resort operations management, state-of-the-art sales, marketing and reservations, and expert property management. Castle offers travelers’ accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements are based upon the current plans, estimates, and projections of The Castle Group's management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:

Donna Wheeler, Senior Director of Marketing

The Castle Group

Toll-Free: (800)733-7753 (U.S./Canada/Guam/Saipan)

(808)524-0900

(808)521-9994 (fax)

pr@castleresorts.com